Exhibit 99

For Immediate Release

FOR:	QUIXOTE CORPORATION
CONTACT:	Daniel P. Gorey	Investor Relations:
	Chief Financial Officer	Eric Boyriven/Bob Joyce
	Joan R. Riley	FD
	Director of Investor Relations	(212) 850-5600
(312) 467-6755

QUIXOTE CORPORATION ELECTS VICTOR SCHWARTZ TO ITS BOARD OF DIRECTORS

                CHICAGO, IL, October 10, 2008 — Quixote Corporation (Nasdaq: QUIX) today announced that Victor Schwartz has been elected to the Company’s Board of Directors.  The election fills a vacancy that was created by the previously announced resignation of a board member in 2007.  The addition of Mr. Schwartz brings the number of Quixote board members to seven, five of whom are independent.

                Mr. Schwartz is a senior partner in the Washington office of the law firm of Shook, Hardy & Bacon L.L.P. and chairs its Public Policy Group.  Mr. Schwartz has extensive experience with legal government affairs, public relations and public policy issues and is counsel to many product manufacturers on major liability issues.  He is a member of the American Law Institute and co-chairs the Civil Justice Task Force of the American Legislative Exchange Council (ALEC).  ALEC is a group of over 2,500 state legislatures who frequently deal with crucial highway safety and other transportation issues.  He has served as Chairman of the Federal Inter-Agency Task Force on Product Liability at the Department of Commerce and has received the Secretary of Commerce’s Award for Professional Excellence.  Mr. Schwartz is co-author of the most widely used torts casebook in the United States, Prosser, Wade and Schwartz’s Torts (11th ed. 2005).  He is also the author of the leading text, Comparative Negligence.

                In light of his accomplishments, the Legal Times of Washington recently named Mr. Schwartz one of Washington’s Top 30 “Visionary” lawyers from over the past 30 years, the National Law Journal named him, for the third time, as one of the 100 most influential attorneys in the United States, and the Washingtonian magazine has twice named him one of the top government relations specialists in the Nation’s capital.  Mr. Schwartz holds a BA from Boston University and J.D. magna cum laude from Columbia Law School.

                Leslie J. Jezuit, Chairman and Chief Executive Officer, stated, “Victor is a valuable addition to our Board.  His special expertise in government affairs and public policy will be of tremendous value to Quixote, particularly as Congress turns its attention to a new Highway Bill and various public policy issues to reduce traffic congestion and improve safety.  We are very pleased to have him join our Board and look forward to working together as Quixote continues to execute its business plan.”

                Quixote Corporation, (www.quixotecorp.com), through its wholly-owned subsidiaries, Quixote Transportation Safety, Inc. and Quixote Transportation Technologies, Inc., is the world’s leading manufacturer of energy-absorbing highway crash cushions, electronic wireless measuring and sensing devices, weather forecasting stations, computerized highway advisory radio transmitting systems, flexible post delineators and other transportation safety products.

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